EXHIBIT 5.1


                     [Letterhead of Tulchinsky-Stern & Co.]

                                December 30, 2002


Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikvah  49131
Israel

Teva Pharmaceutical Finance B.V.
c/o MeesPierson Trust (Curacao) N.V.
J.B. Gorsiraweg 14
Curacao, Netherlands Antilles

Ladies and Gentlemen:

We are acting as Israel counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the "Guarantor"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Guarantor and Teva Pharmaceutical Finance B.V., a limited liability company organized under the laws of the Netherlands Antilles and an indirect, wholly owned subsidiary of the Guarantor (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (1) $450,000,000 aggregate principal amount of 0.375% Convertible Senior Debentures Due 2022 of the Company (the "Debentures"), (2) the Guarantor's unconditional guarantee thereof (the "Guarantee") and (3) such indeterminable number (initially, 10,489,778, as adjusted following the one-for-one bonus shares' distribution of Guarantor's Ordinary Shares paid to the holders of record as of December 10, 2002) of the Guarantor's American Depository Receipts (the "ADRs"), evidencing American Depository Shares (the "ADSs") representing Guarantor's ordinary shares, NIS 0.1 par value each (the "Ordinary Shares"), as may be required for issuance upon conversion of the Debentures. As used herein, "Conversion Securities" means the ADSs, the ADRs and the Ordinary Shares. The Debentures and Conversion Securities, if and when sold, will be sold by certain security holders of the Guarantor or the Company, as applicable.

For purposes of the opinions hereinafter expressed, we have reviewed the Indenture, dated as of November 18, 2002 (the "Indenture"), by and among the Company, the Guarantor and The Bank of New York, as trustee (the "Trustee"), the Debentures, the Deposit Agreement, dated as of February 12, 1997 (the "Deposit Agreement"), among the Guarantor, The Bank of New York, as depositary (the "Depositary"), and the holders from time to time of the Guarantor's ADSs, the memorandum of association



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TULCHINSKY-STERN & CO., LAW OFFICES


and the articles of association of the Guarantor, certified copies of resolutions of the board of directors of the Guarantor, and such other corporate records, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein. We have also considered such questions of Israeli law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on and subject to the foregoing, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Guarantor.

     2. The Guarantee has been duly authorized, executed and delivered by the Guarantor.

     3. The Deposit Agreement has been duly authorized, executed and delivered by the Guarantor.

     4. The Conversion Securities have been duly and validly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     5. Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Indenture or under the Deposit Agreement the law of the State of New York, which is the local law governing the Indenture and the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Debentures or the Conversion Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky-Stern & Co.

Tulchinsky-Stern & Co.



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